Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for First Quarter 2013

•	First quarter 2013 revenue and adjusted EBITDA of $1.3 billion and $117 million, respectively

•	Strong operational execution during the first quarter

•	Outstanding safety performance continued for the first three months of 2013

•	Disciplined approach to capital expenditures; $44 million in Q1 2013, lowest since Q1 2009

•	Strong liquidity position maintained above $2 billion, including $1 billion in cash and marketable securities

BRISTOL, Va., May 2, 2013-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a first quarter 2013 net loss of $111 million or $0.50 per diluted share compared with a net loss of $29 million or $0.13 per diluted share in the first quarter of 2012. Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the first quarter 2013 adjusted net loss was $104 million or $0.47 per diluted share compared with an adjusted net loss of $58 million or $0.27 per diluted share in the first quarter of 2012.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the first quarter of 2013 was $105 million, compared with $222 million in the year ago period. Excluding the items described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the first quarter 2013 Adjusted EBITDA was $117 million, compared with $210 million in the first quarter of 2012.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q1 2013	Q4 2012	Q1 2012(2)
Coal revenues	$1,140.4	$1,355.2	$1,639.6
Net loss	($110.8)	($127.6)	($28.8)
Net loss per diluted share	($0.50)	($0.58)	($0.13)
Adjusted net loss[1]	($104.4)	($41.4)	($58.2)
Adjusted net loss per diluted share[1]	($0.47)	($0.19)	($0.27)
EBITDA[1]	$104.8	$192.6	$222.0
Adjusted EBITDA[1]	$117.1	$217.2	$210.2
Tons of coal sold	22.9	25.9	28.1
Weighted average coal margin per ton	$6.12	$17.45	$8.72
Adjusted weighted average coal margin per ton[1]	$6.23	$10.14	$9.45

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, EBITDA and adjusted EBITDA to net loss, and adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

2.	Adjusted to reflect certain reclassifications and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

“Considering continued difficult market conditions, Alpha delivered solid results during the first quarter of 2013, maintaining a sharp focus on operational execution and building on our recent strategic restructuring,” said Kevin Crutchfield, chairman and CEO. “Our safety performance was outstanding, and stronger than expected shipment volumes and lower unit costs, driven in part by the success of our recent cost control initiatives, helped offset lower realizations on metallurgical coal, resulting in first quarter adjusted EBITDA of $117 million.”

“The restructuring plan we announced in September of 2012 is largely behind us, and we've taken many necessary steps to align our business with current market conditions from both an operational and capital spending standpoint. Going forward, we will continue to assess the need for further adjustments to our portfolio and marketing strategy where necessary to position ourselves for both sides of the commodity cycle.”

Alpha's workforce delivered excellent safety performance during the first quarter of 2013. Compared to the fourth quarter of 2012, Alpha's incident rate improved 15 percent sequentially and days lost improved by 24 percent. In addition, the Republic Energy Surface Mine was awarded the Bart B. Lay, Jr. Milestones of Safety award as the most outstanding surface mine in the state of West Virginia. “We applaud the successful efforts of our workforce, and we will continue to focus on continually improving our safety performance and advancing the objective of 'Running Right' at all of our operations,” said Mr. Crutchfield.

Across all production basins, Alpha demonstrated strong operational execution in the first three months of 2013. On an annualized basis shipment volumes during the quarter were pacing ahead of the midpoint of prior full-year guidance for both Eastern and Western thermal coals. Due primarily to strong shipment volumes and the benefits of our restructuring efforts, Alpha's cost of coal sales per ton were also better than the midpoint of previous guidance. In particular, very strong production at the Pennsylvania longwall mines drove unit costs lower across all Eastern tons. While Eastern unit costs were favorable in the first quarter, per ton costs are expected to normalize to the $69 to $73 as longwall production levels vary, and production cutbacks implemented thus far impact shipment volumes and product mix in future quarters.

As a result of the strong operational execution, timing of scheduled interest payments on senior notes and a disciplined approach to capital expenditures in the first quarter, Alpha generated $21 million of free cash flow (non-GAAP measure defined as cash flow from operations of $65 million, less capital expenditures of $44 million). This solid financial performance enabled Alpha to maintain liquidity of approximately $2.1 billion as of March 31, 2013, including approximately $1 billion in cash, cash equivalents and marketable securities.

Financial Performance

•
Total revenues in the first quarter of 2013 were $1.3 billion compared with $1.9 billion in the first quarter of 2012, and coal revenues were $1.1 billion, down from $1.6 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower average realizations for metallurgical and Eastern steam coal and lower steam coal shipment volumes. Freight and handling revenues and other revenues were $157 million and $36 million, respectively, during the first quarter of 2013 versus $209 million and $86 million, respectively, in first quarter of 2012.

During the first quarter of 2013, metallurgical coal shipments were 5.1 million tons, compared with 4.9 million tons in both the first quarter of 2012 and the prior quarter (the fourth quarter of 2012). Alpha shipped 10.0 million tons of Powder River Basin (PRB) coal during the quarter, compared with 11.8 million tons in the year-ago period and 11.6 million tons in the prior quarter. Eastern steam coal shipments were 7.9 million tons, compared with 11.5 million tons in the year-ago period and 9.4 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the first quarter was $103.28, down from $145.51 in the first quarter last year and $121.27 in the prior quarter. Average per ton realization for PRB shipments rose slightly to $13.03, compared with $12.95 in the first quarter last year and $13.00 in the prior quarter. The per ton average realization for Eastern steam coal shipments was $61.90, compared with $67.48 in the year-ago period and $64.55 in the prior quarter.

•
Total costs and expenses during the first quarter of 2013 were $1.5 billion, compared with $2.0 billion in the first quarter of 2012. Cost of coal sales was $1.0 billion, compared with $1.4 billion in the year-ago period. The cost of coal sales in the East averaged $69.52 per ton, compared with Eastern cost of coal sales per ton of $77.25 in the first quarter last year. Excluding $0.19 per ton of merger-related expenses, the adjusted cost of coal sales in the East averaged $69.33 per ton, compared with $76.00 in the first quarter last year which excluded $1.11 of merger-related expense and a $0.14 impact of the write-off of weather-related property damage. The decrease in adjusted Eastern cost of coal sales per ton during the first quarter of 2013 primarily reflects the impact of strong production and unit cost performance from the Pennsylvania longwall mines, Alpha's restructuring and cost control measures, the related shift in mix with the relatively lower-cost longwall mines contributing a larger percentage of overall Eastern production, and lower variable costs (royalties and taxes) driven by lower average per ton realizations on both metallurgical and thermal coal. The cost of coal sales per ton for Alpha Coal West's PRB mines was $10.02 during the first quarter of 2013, compared with cost of coal sales per ton of $10.96 in the first quarter of 2012, partially due to mining a higher proportion of coal owned in fee for which is there is no production royalty expense.

•
Selling, general and administrative (SG&A) expense in the first quarter of 2013 was $44 million, compared with selling, general and administrative expense of $65 million in the first quarter of 2012 which included $6 million of merger-related expenses. Depreciation, depletion and amortization (DD&A) decreased to $239 million during the first quarter of 2013 from $286 million in the year-ago period primarily due to lower cost depletion resulting from lower thermal coal production volumes, and lower cost depletion rates per ton at certain mines as a result of long-lived asset impairments recorded in 2012. The benefit from amortization of acquired intangibles, net, fell to $5 million, compared with a benefit of $36 million last year, primarily due to the completion of shipments under many of the coal supply agreements acquired from Massey.

•
Alpha recorded a net loss of $111 million, or $0.50 per diluted share, during the first quarter of 2013, compared with a net loss of $29 million, or $0.13 per diluted share, during the first quarter of 2012. The year-over-year increase in Alpha's net loss is primarily attributable to lower per ton realizations on metallurgical and Eastern thermal coal and lower shipment volumes of Eastern and Western thermal coal, partly offset by lower cost of coal sales per ton, and lower SG&A and DD&A expenses.

Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the adjusted net loss was $104 million, or $0.47 per diluted share, compared with an adjusted net loss of $58 million, or $0.27 per diluted share, in the first quarter of 2012.

•
EBITDA was $105 million in the first quarter of 2013, compared with $222 million in the year ago period. Excluding the items described in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $117 million in the first quarter of 2013, compared with $210 million in the first quarter of 2012.

Liquidity and Capital Resources

Cash provided by operating activities for the quarter ended March 31, 2013 was $65 million, compared with $167 million for the first quarter of 2012. Capital expenditures for the first quarter of 2013 were $44 million, compared with $126 million in the first quarter of 2012.

As of the end of the first quarter of 2013, Alpha maintained total liquidity above $2 billion, with total liquidity as of March 31, 2013 of $2.06 billion, consisting of cash, cash equivalents and marketable securities of $1.03 billion, plus $1.03 billion available under the company's secured credit facility and accounts receivable securitization facility. Total long-term debt, including the current portion of long-term debt as of March 31, 2013 was relatively unchanged from December 31, 2012 at $3.4 billion.

Market Overview

Nationwide utility inventories stood at an estimated 174 million tons at the end of March 2013. While this level is below the 2012 peak of 214 million tons, it is still elevated relative to the 5-year historical average. Elevated utility inventories and the gradual, secular shift away from coal-fired generation continue to drive weakness in the domestic thermal coal market; however, differences are clearly emerging between the various production basins in the United States. In the PRB, the annualized production in the first quarter of 2013 was approximately 380 million tons, compared to production capacity in the PRB of nearly 500 million tons. Even with the forecast of a modest recovery in nationwide coal consumption of 40 million to 50 million tons in 2013 as a result of sustained natural gas prices above the $4 level, barring any unforeseen supply or transportation disruption, it is unrealistic to expect the latent capacity in the PRB to be absorbed in the near-term, suggesting a period of relatively stagnant market conditions for PRB coal.

In the eastern United States, inventories of NAPP thermal coal at utilities are approximately equal to the 5-year historical average providing a fairly balanced supply-demand landscape, and opportunities exist for producers to contract additional volumes with utility customers. However, despite the relatively healthy inventory levels, the ability of electrical generators to switch to other low cost coals, such as from the Illinois Basin, has created a somewhat stagnant pricing environment. Inventories of CAPP thermal coals have roughly doubled from their historical average in terms of days of burn to approximately 137 days as of the end of March 2013. This inventory situation has been driven by a reduction in utility consumption owing to a host of factors, including fuel switching in favor of gas due to the relatively high cost of CAPP thermal coal, coal-fired plant retirements which are disproportionately impacting the regions served by CAPP thermal coal, and encroachment of other lower cost coals, such as from the Illinois Basin. We believe a significant portion of the decreased consumption of CAPP thermal coal is a structural phenomenon, and Alpha has accordingly substantially reduced its production of CAPP thermal coal through its recent restructuring activities. Furthermore, at today's seaborne thermal coal prices in the Atlantic, most eastern U.S. production is uneconomic, adding to the difficult supply/demand environment and general market weakness.

As a key objective of its repositioning plan, Alpha is primarily focused on supporting and augmenting its global metallurgical coal business, which is the third largest in the world. The second quarter Asian benchmark price announced in March 2013 increased $7 to $172 per metric tonne on an FOBT basis. However, recent transactions have been reported at levels $10 to $12 below the benchmark, likely due to the perception of slowing growth in Chinese steel production, which accounts for approximately 60 percent of global blast furnace steel production, along with continuing economic weakness in Europe. Chinese steel production is projected to grow between 4 percent and 5 percent in 2013, and any uptick in Chinese imports should lead to improved conditions for the seaborne met market. Steel production in Europe during the first two months of 2013 was down approximately 5 percent year-over-year, reducing demand for metallurgical coals in the Atlantic basin and weighing on the prices of U.S. exports. The supply/demand picture for lower quality met coals remains imbalanced, and these coals are being discounted, pressuring margins which may trigger additional production cutbacks. In general, conditions in the metallurgical coal markets remain challenging. However, met coal is a highly cyclical and volatile product, with the highest qualities found in relatively few locations around the globe. In the intermediate to long run, the world is expected to require increasing volumes of met coal, and when market conditions improve, we believe Alpha is well-positioned to benefit from its leadership position in met coal reserves, met coal production and export terminal capacity.

2013 Outlook

Alpha now expects to ship between 83 and 93 million tons during 2013, including 19 to 22 million tons of Eastern metallurgical coal, 27 to 31 million tons of Eastern steam coal, and 37 to 40 million tons of Western steam coal out of the PRB. As of April 19, 2013, 73 percent of the midpoint of anticipated 2013 metallurgical coal shipments were committed and priced at an average per ton realization of $103.93. Based on the midpoint of guidance, 100 percent of anticipated Eastern steam coal shipments were committed and priced at an average per ton realization of $61.96; and 99 percent of the midpoint of anticipated PRB shipments were committed and priced at an average per ton realization of $12.74. The Company's 2013 cost of coal sales is expected to range between $69 and $73 per ton in the East and between $10 and $11 per ton in the West. Selling, general and administrative expenses are anticipated to range from $140 million to $160 million for 2013. Interest expense and DD&A expense are anticipated to be in the ranges of $230 million to $240 million and $875 million to $975 million, respectively, and capital expenditures for 2013 are expected to fall within the range of $300 million to $350 million.

Guidance
(in millions, except per-ton and percentage amounts)

2013
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2]
West	$12.74
Eastern Steam	$61.96
Eastern Metallurgical	$103.93
Coal Shipments (tons)[3,4]	83 - 93
West	37 - 40
Eastern Steam	27 - 31
Eastern Metallurgical	19 - 22
Committed and Priced (%)[5]	93%
West	99%
Eastern Steam	100%
Eastern Metallurgical	73%
Committed and Unpriced (%)[5,6]	4%
West	0%
Eastern Steam	0%
Eastern Metallurgical	16%
West - Adjusted Cost of Coal Sales per Ton	$10.00 - $11.00
East - Adjusted Cost of Coal Sales per Ton	$69.00 - $73.00
Selling, General & Administrative Expense	$140 - $160
Depletion, Depreciation & Amortization	$875 - $975
Interest Expense	$230 - $240
Capital Expenditures[7]	$300 - $350

Notes:

1.	Based on committed and priced coal shipments as of April 19, 2013.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2013 include an estimated 0.5 to 1.0 million tons of brokered coal.

4.	The 2013 shipment range for Eastern steam coal reflects the impact of anticipated longwall moves at the Cumberland mine in June/July and at the Emerald mine in October/November.

5.	As of April 19, 2013, compared with the midpoint of shipment guidance range.

6.
In 2013, committed and unpriced Eastern tons include approximately 3.2 million tons of metallurgical coal subject to market pricing, approximately 0.2 million tons of steam coal tons subject to market pricing, approximately 0.2 million tons of steam coal subject to collared pricing with an average pricing range of approximately $83 to $101 per ton, and approximately 0.1 million tons of steam coal subject to average indexed pricing estimated at approximately $35 per ton.

7.	Includes the annual bonus bid payment on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where we operate. For more information, visit Alpha's official website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha's control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	worldwide market demand for coal, electricity and steel;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	our production capabilities and costs;

•	availability of mining and processing equipment and parts;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with such changes;

•	competition in coal markets;

•	regulatory and court decisions;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of and terms of long-term coal supply arrangements;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	inherent risks of coal mining beyond our control;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation, water treatment and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in coal supplies;

•
attract and retain key personnel and other employee workforce factors, such as labor relations, our ability to negotiate new United Mine Workers of America ("UMWA") wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

•	indemnification of certain obligations not being met;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants in our secured credit facility and the indentures governing our outstanding debt securities;

•	certain terms of our outstanding debt securities, including any conversions of our convertible senior debt securities, that may adversely impact our liquidity;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	goodwill impairment charges; and

•
other factors, including the other factors discussed in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

These and other risks and uncertainties are discussed in greater detail in Alpha's Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net loss, adjusted diluted loss per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Loss to Net Loss.” Alpha has also presented free cash flow, which is a non-GAAP measure defined as net cash provided by operating activities, less capital expenditures and annual lease-by-application bonus bid payments.

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management finds useful in assessing the company's financial performance and believes are useful to securities analysts, investors and others in assessing the Company's performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012(1)

Revenues:
Coal revenues	$1,140,389	$1,639,558
Freight and handling revenues	157,167	209,350
Other revenues	36,035	85,705
Total revenues	1,333,591	1,934,613

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,011,841	1,415,396
Freight and handling costs	157,167	209,350
Other expenses	6,999	19,393
Depreciation, depletion and amortization	239,013	285,772
Amortization of acquired intangibles, net	(5,431)	(35,512)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	43,626	65,011
Restructuring expenses	11,076	4,056
Total costs and expenses	1,464,291	1,963,466

Loss from operations	(130,700)	(28,853)

Other income (expense):
Interest expense	(59,401)	(45,434)
Interest income	1,026	1,097
Miscellaneous income, net	1,929	637
Total other expense, net	(56,446)	(43,700)

Loss before income taxes	(187,146)	(72,553)
Income tax benefit	76,358	43,785
Net loss	$(110,788)	$(28,768)

Loss per common share:
Basic loss per common share:	$(0.50)	$(0.13)
Diluted loss per common share:	$(0.50)	$(0.13)

Weighted average shares outstanding:
Weighted average shares--basic	220,741,805	219,785,981
Weighted average shares--diluted	220,741,805	219,785,981

(1) The results for the three months ended March 31, 2012 have been restated to reflect the impact of certain reclassifications and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

Tons sold (1):
Powder River Basin	9,953	11,580	11,772
Eastern steam	7,901	9,429	11,476
Eastern metallurgical	5,051	4,914	4,898
Total	22,905	25,923	28,146

Average realized price per ton sold (2)(9):
Powder River Basin	$13.03	$13.00	$12.95
Eastern steam	$61.90	$64.55	$67.48
Eastern metallurgical	$103.28	$121.27	$145.51
Weighted average total	$49.79	$52.28	$58.25

Coal revenues:
Powder River Basin	$129,690	$150,546	$152,441
Eastern steam	489,044	608,686	774,424
Eastern metallurgical	521,655	595,923	712,693
Total coal revenues	$1,140,389	$1,355,155	$1,639,558

Adjusted cost of coal sales per ton (3)(7)(8)(11)(12)(13):
Powder River Basin	$10.02	$9.43	$10.96
East (4)	$69.33	$68.55	$76.00
Adjusted weighted average total	$43.56	$42.14	$48.80

Adjusted weighted average coal margin per ton (9)	$6.23	$10.14	$9.45
Adjusted weighted average coal margin percentage (10)	12.5%	19.4%	16.2%

Cost of coal sales per ton (3)(7)(11)(12):
Powder River Basin	$10.02	$9.21	$10.96
East (4)	$69.52	$55.51	$77.25
Weighted average total	$43.67	$34.83	$49.53

Weighted average coal margin per ton (5)	$6.12	$17.45	$8.72
Weighted average coal margin percentage (6)	12.3%	33.4%	15.0%

Net cash provided by operating activities	$65,398	$212,772	$166,629
Capital expenditures	$44,186	$69,785	$125,774

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.

(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to the unadjusted amounts is as follows:
	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Cost of coal sales per ton-East	$69.52	$55.51	$77.25
Impact of merger-related expenses	(0.19)	(0.45)	(1.11)
Impact of changes in future costs of asset retirement obligations	—	10.73	—
Impact of benefits-related accrual reversal	—	2.76	—
Impact of write-off of weather-related property damage	—	—	(0.14)
Adjusted cost of coal sales per ton-East	$69.33	$68.55	$76.00

(12) The results for the three months ended March 31, 2012 have been restated to reflect the impact of certain reclassifications and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

(13) For the three months ended December 31, 2012, adjusted cost of coal sales per ton for the Powder River Basin was $9.43, which excludes the impact of $0.22 for a benefits-related accrual reversal from cost of coal sales per ton of $9.21.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	March 31, 2013	December 31, 2012

Cash and cash equivalents	$610,395	$730,723
Trade accounts receivable, net	402,249	418,166
Inventories, net	417,711	398,060
Short-term marketable securities	289,091	297,452
Prepaid expenses and other current assets	450,569	488,821
Total current assets	2,170,015	2,333,222
Property, equipment and mine development costs, net	2,108,221	2,219,016
Owned and leased mineral rights and land, net	7,353,695	7,428,192
Goodwill, net	567,665	567,665
Long-term marketable securities	133,900	755
Other non-current assets	513,988	540,956
Total assets	$12,847,484	$13,089,806

Current portion of long-term debt	$104,912	$95,015
Trade accounts payable	257,576	255,191
Accrued expenses and other current liabilities	917,599	872,402
Total current liabilities	1,280,087	1,222,608
Long-term debt	3,277,030	3,291,037
Pension and postretirement medical benefit obligations	1,198,643	1,195,187
Asset retirement obligations	772,760	763,482
Deferred income taxes	881,656	971,001
Other non-current liabilities	573,546	678,676
Total liabilities	7,983,722	8,121,991

Total stockholders' equity	4,863,762	4,967,815
Total liabilities and stockholders' equity	$12,847,484	$13,089,806

	As of
	March 31, 2013	December 31, 2012
Liquidity ($ in 000's):
Cash and cash equivalents	$610,395	$730,723
Marketable securities with maturities of less than one year	289,091	297,452
Marketable securities with maturities of greater than one year	133,900	755
Total cash, cash equivalents and marketable securities	1,033,386	1,028,930
Unused revolving credit and A/R securitization facilities (1)	1,031,941	1,023,300
Total liquidity	$2,065,327	$2,052,230

(1) The revolving credit facility is subject to a minimum liquidity requirement of $500 million.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012(1)

Operating activities:
Net loss	$(110,788)	$(28,768)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation, depletion, accretion and amortization	266,340	311,706
Amortization of acquired intangibles, net	(5,431)	(35,512)
Mark-to-market adjustments for derivatives	5,347	(36,025)
Stock-based compensation	5,734	7,014
Employee benefit plans, net	14,522	20,463
Deferred income taxes	(78,224)	(44,394)
Other, net	(830)	(6,937)
Changes in operating assets and liabilities:
Trade accounts receivable, net	15,918	201,510
Inventories, net	(19,651)	(59,912)
Prepaid expenses and other current assets	22,186	63,188
Other non-current assets	8,411	10,914
Trade accounts payable	(1,014)	(128,865)
Accrued expenses and other current liabilities	46,888	(86,296)
Pension and postretirement medical benefit obligations	(15,025)	(10,980)
Asset retirement obligations	(11,356)	(10,141)
Other non-current liabilities	(77,629)	(336)
Net cash provided by operating activities	65,398	166,629

Investing activities:
Capital expenditures	(44,186)	(125,774)
Purchases of marketable securities	(258,633)	(194,965)
Sales of marketable securities	132,211	72,290
Purchase of equity-method investments	—	(6,100)
Other, net	4,205	3,262
Net cash used in investing activities	(166,403)	(251,287)

Financing activities:
Principal repayments on long-term debt	(15,000)	(7,500)
Principal repayments on capital lease obligations	(3,385)	(25)
Common stock repurchases	(938)	(6,327)
Other	—	135
Net cash used in financing activities	(19,323)	(13,717)

Net decrease in cash and cash equivalents	$(120,328)	$(98,375)
Cash and cash equivalents at beginning of period	$730,723	$585,882
Cash and cash equivalents at end of period	$610,395	$487,507

(1) The results for the three months ended March 31, 2012 have been restated to reflect the impact of certain reclassifications and the impact of retrospective adjustments made as a result of applying acquisition accounting for Massey.

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

Net loss	$(110,788)	$(127,578)	$(28,768)
Interest expense	59,401	58,834	45,434
Interest income	(1,026)	376	(1,097)
Income tax expense (benefit)	(76,358)	26,769	(43,785)
Depreciation, depletion and amortization	239,013	240,059	285,772
Amortization of acquired intangibles, net	(5,431)	(5,858)	(35,512)
EBITDA	104,811	192,602	222,044
Goodwill impairment	—	188,194	—
Asset impairment and restructuring	11,076	40,296	4,056
Change in fair value and settlement of derivative instruments	4,771	7,110	(35,933)
Merger related expense (benefit)	(3,531)	(6,937)	17,709
Gain on early extinguishment of debt	—	(773)	—
Changes in future costs of asset retirement obligations	—	(154,377)	—
Impact of benefits-related accrual reversal	—	(45,865)	—
Impacts on accrual for legal matters	—	(3,067)	—
Impact of write-off of weather-related property damage	—	—	2,300
Adjusted EBITDA	$117,127	$217,183	$210,176

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012

Net loss	$(110,788)	$(127,578)	$(28,768)
Goodwill impairment	—	188,194	—
Asset impairment and restructuring	11,076	40,296	4,056
Change in fair value and settlement of derivative instruments	4,771	7,110	(35,933)
Merger related expense (benefit)	(3,531)	(6,937)	17,709
Gain on early extinguishment of debt	—	(773)	—
Changes in future costs of asset retirement obligations	—	(154,377)	—
Impact of benefits-related accrual reversal	—	(45,865)	—
Impact of accruals for legal matters	—	(3,067)	—
Impact of write-off of weather-related property damage	—	—	2,300
Amortization of acquired intangibles, net	(5,431)	(5,858)	(35,512)
Estimated income tax effect of above adjustments	(2,531)	67,850	17,928
Discrete tax charge from valuation allowance adjustment	2,083	20,051	—
Discrete tax charge from state statutory tax rate and apportionment change, net of federal tax impact	—	(20,437)	—
Adjusted net loss	$(104,351)	$(41,391)	$(58,220)

Weighted average shares--diluted	220,741,805	220,542,577	219,785,981

Adjusted diluted loss per common share	$(0.47)	$(0.19)	$(0.27)

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.